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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

         1. Elawchina.com, Inc., a wholly-owned subsidiary of the Registrant, is a British Virgin Islands corporation.

         2. VIPC Corporation, a 80% owned subsidiary of the Registrant, is a Delaware corporation.